Exhibit 99.1
MERCANTILE BANCORP SHAREHOLDERS ELECT DIRECTORS,
APPROVE AMENDMENT
Quincy, May 23, 2006 — Mercantile Bancorp, Inc. (AMEX: MBR) today announced that at its annual meeting held May 22, shareholders elected seven directors, approved an amendment to the company’s Certificate of Incorporation, rejected a shareholder proposal, and ratified the appointment of independent auditors.
At Monday’s meeting, shareholders voted to reelect each of the following as directors for a one-year term: Dan S. Dugan, Ted T. Awerkamp, Michael J. Foster, William G. Keller, Jr., Frank H. Musholt and Walter D. Stevenson III. The Board also elected Dennis M. Prock to an initial one-year term as director. His election fills the vacancy created by the departure of Harold W. Knapheide III, who chose not to stand for reelection. Each of the nominees received the votes of no fewer than 86% of the outstanding shares.
Shareholders approved the amendment to the company’s Certification of Incorporation to reduce the par value of its common stock from $1.25 per share to $0.4167. This action will facilitate the previously announced three-for-one stock split the company expects to complete in June. At its meeting immediately following the stockholders meeting, the Board of Directors set the record and payment dates for the stock split. The additional shares of stock will be issued on June 20, 2006 to stockholders of record at the close business on June 5, 2006.
Shareholders also rejected a shareholder proposal, which was opposed by the company, calling for the redemption of the rights issued under the company’s shareholder rights plan and no adoption or extension of any “poison pills” without first seeking shareholder approval. At the time of the vote, the company had already redeemed the rights and terminated the plan for other reasons.
Additionally, shareholders ratified the reappointment of BKD, LLP as independent auditors for the fiscal year ending December 31, 2006.
In comments made to shareholders Dan S. Dugan, chairman and CEO said, “The execution of our strategy to drive growth and deliver value through our wholly owned banks, acquisitions in strong and growing markets, and minority investments in start-up banks, along with our national exchange listing, has positioned MBR for further success.”
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of 6 banks in Illinois, 2 banks in Missouri and 1 bank in Kansas, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in 5 community banks in Missouri, Georgia and Florida. Further information is available on the Company’s website at www.mercbanx.com.
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
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